PART I — FINANCIAL INFORMATION (continued)

Exhibit 99.2

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying unaudited consolidated financial statements of Steadfast Apartment REIT, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to Steadfast Apartment REIT, Inc., a Maryland corporation.

Forward-Looking Statements

Certain statements included in this Quarterly Report on Form 10-Q (this “Quarterly Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. One factor that could have a material adverse effect on our operations and future prospects is the adverse effect of COVID-19 and its variants on the financial condition, results of operations, cash flows and performance of us and our tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts us and our residents will depend on future developments, including the outbreak of new strains of the virus and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, you should interpret many of the risks identified in this report, as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. Additional factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have had a net loss for each quarterly and annual period since inception;
•	changes in economic conditions generally and the real estate and debt markets specifically;
•	our ability to secure resident leases for our multifamily properties at favorable rental rates;
•	risks inherent in the real estate business, including resident defaults, potential liability relating to environmental matters and the lack of liquidity of real estate investments;
•	our pending merger with IRT;
•	our ability to retain our key employees;
•	our ability to generate sufficient cash flows to pay distributions to our stockholders;
•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);
•	the impact of severe weather events;
•	the availability of capital;

PART I — FINANCIAL INFORMATION (continued)

•	changes in interest rates; and
•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Quarterly Report. All forward-looking statements are made as of the date of this Quarterly Report and the risk that actual results will differ materially from the expectations expressed in this Quarterly Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Quarterly Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Quarterly Report will be achieved.

All forward looking statements included herein should be read in connection with the risks identified in the “Risk Factors” section of this Quarterly Report and our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission, or the SEC, on March 12, 2021.

Overview

We were formed on August 22, 2013, as a Maryland corporation that elected to be taxed as, and qualifies as, a REIT. As of September 30, 2021, we owned and managed a diverse portfolio of 70 multifamily properties comprised of 22,001 apartment homes and three parcels of land held for the development of apartment homes. We may acquire additional multifamily properties or pursue multifamily development projects in the future.

Agreement and Plan of Merger

On July 26, 2021, we and Steadfast Apartment REIT Operating Partnership, L.P., our subsidiary operating partnership, or the Operating Partnership, entered into an Agreement and Plan of Merger, or the IRT Merger Agreement, with Independence Realty Trust, Inc., or IRT, IRT’s operating partnership, Independence Realty Operating Partnership, LP, or IRT OP, and IRSTAR Sub, LLC, a wholly-owned subsidiary of IRT, or IRT Merger Sub.

On the terms, and subject to the conditions of, the IRT Merger Agreement, we will merge with and into IRT Merger Sub, which is referred to herein as the “Company Merger”, with IRT Merger Sub surviving the Company Merger as a wholly-owned subsidiary of IRT; and immediately thereafter, the Operating Partnership will merge with and into IRT OP, or the Partnership Merger, and, together with the Company Merger, the “IRT Mergers”, with IRT OP surviving the Partnership Merger.

In the Company Merger, each outstanding share of our common stock, par value $0.01 per share, will be converted automatically into the right to receive 0.905, or the Exchange Ratio, of a newly issued share of IRT common stock, par value $0.01 per share, or the IRT common stock, with cash paid in lieu of fractional shares.

In the Partnership Merger, each outstanding unit of limited partnership of the Operating Partnership will be converted into the right to receive the Exchange Ratio of a newly issued common unit of limited partnership of IRT OP, or the IRT common units. Under the agreement of limited partnership of IRT OP, IRT common unitholders may generally tender their IRT common units, in whole or in part, to IRT OP for redemption for a cash amount based on the then-market price of an equivalent number of shares of IRT common stock, and IRT may thereupon elect, at its option, to satisfy the redemption by issuing one share of IRT common stock for each IRT common unit tendered for redemption.

Pursuant to the IRT Mergers, our stockholders will receive, in aggregate, in exchange for their shares of common stock, approximately, 99.7 million shares of IRT common stock and limited partners in our Operating Partnership will receive, in aggregate, in exchange for their operating partnership units, approximately 6.4 million IRT OP common units.

PART I — FINANCIAL INFORMATION (continued)

Consummation of the IRT Mergers is subject to customary closing conditions, including, among others, receipt of IRT stockholder approval and approval of our stockholders, and is expected to occur in the fourth quarter of 2021. For more information on the Mergers, see our Definitive Proxy Statement filed with the SEC on September 29, 2021.

In connection with the approval of the IRT Mergers, on July 26, 2021, we announced that our board of directors, including all of our independent directors, voted to terminate our distribution reinvestment plan and the share repurchase plan, each termination effective as of the effective time of the Company Merger. Our board of directors, including all of our independent directors, also voted to suspend (1) the distribution reinvestment plan, effective as of the 10th day after notice is provided to stockholders and (2) indefinitely suspend the share repurchase plan, effective as of 30th day after notice is provided to stockholders.

As a result of the suspension of the distribution reinvestment plan, any distributions paid after the distribution payment date in August 2021, will be paid to our stockholders in cash. We can provide stockholders with assistance on directing cash distribution payments and answering questions. The suspension of the distribution reinvestment plan will not affect the payment of distributions to stockholders who previously received their distributions in cash. In addition, as a result of the suspension of the share repurchase plan, we will not process or accept any requests for redemption received after July 26, 2021.

PART I — FINANCIAL INFORMATION (continued)

COVID-19 Impact

We are carefully monitoring the ongoing COVID-19 pandemic and its impact on our business. During the quarter ended June 30, 2020, we instituted payment plans for our residents that were experiencing hardship due to COVID-19, which we refer to as the “COVID-19 Payment Plan.” Pursuant to the COVID-19 Payment Plan, we allowed qualifying residents to defer their rent, which is collected by us in monthly installment payments over the duration of the current lease or renewal term (which may not exceed 12 months). Additionally, for the months of May and June 2020, we provided certain qualifying residents with a one-time concession to incentivize their performance under the payment plan. If the qualifying resident failed to make payments pursuant to the COVID-19 Payment Plan, the concession was immediately terminated, and the qualifying resident was required to immediately repay the amount of the concession. Due to reduced demand, we did not offer residents any other payment plans during the remaining months of 2020. In the aggregate, approximately $2,053,821 in rent was subject to the COVID-19 Payment Plan, with $9,945 still due as of September 30, 2021.

In January 2021, we began offering an extension to the COVID-19 Payment Plan, or the Extension Plan, that allows eligible residents to defer their rent, which is collected by us in monthly installment payments over the lesser of the duration of the current lease term or a maximum of three months (with the exception of certain states that allow a maximum of six months deferral). Under the Extension Plan, no concessions are offered for residents with a payment plan duration of two months or less and residents who opted for the COVID-19 Payment Plan are not eligible to participate in the Extension Plan unless they paid off the amounts due under the COVID-19 Payment Plan. As of October 13, 2021, the number of qualifying residents who opted for the Extension Plan were 55 and approximately $37,000 in rent was subject to the Extension Plan.

During the quarter ended September 30, 2020, we initiated a debt forgiveness program for certain of our residents that were experiencing hardship due to COVID-19 and who were in default on their lease payments, which we refer to as the “Debt Forgiveness Program.” Pursuant to the Debt Forgiveness Program, we offered qualifying residents an opportunity to terminate the lease without being liable for any unpaid rent and penalties. We determined that accounts receivable of $2,610,927 related to the Debt Forgiveness Program are not probable of collection and therefore included these accounts in our reserve. In the aggregate, $298,576 of rent was written off as of September 30, 2021. As of September 30, 2021, approximately 55 of 455 residents that qualified for the Debt Forgiveness Program, vacated their apartment homes, terminating their lease resulting in the forgiveness and write-off of their debt. We may in the future continue to offer various types of payment plans or rent relief depending on the ongoing impact of the COVID-19 pandemic.

During the nine months ended September 30, 2021, we collected an average of 96% in rent due pursuant to our leases. We collected 94% in rent due pursuant to our leases through October 25, 2021. We have reserved approximately $3,863,876 of accounts receivable which we consider not probable for collection. Although the COVID-19 pandemic has not materially impacted our rent collections, the future impact of COVID-19 is still unknown. We are currently working with residents at our communities to obtain rental relief assistance pursuant to the Emergency Rental Assistance Program (“ERA”) adopted by the U.S. Department of Treasury. During the nine months ended September 30, 2021, 1,119 residents applied for the ERA, of which 1,057 residents received rental assistance in the aggregate amount of approximately $3,700,000.

Winter Storm

In February 2021, certain regions of the United States experienced winter storms and extreme cold temperatures, including in the states where we own and operate multifamily properties. The storms and the extreme cold temperatures resulted in power outages and freezing water pipes which negatively impacted some of our properties. Our properties are fully insured, and we expect the costs to be fully recoverable by insurance proceeds, less the plan’s deductible. During the nine months ended September 30, 2021, we wrote off $12,515,830 of carrying value of our fixed assets and recorded $10,800,111 of estimated repair expenses, with a corresponding increase in general and administrative expenses and an increase in our accounts payable and accrued liabilities, of which $8,249,358 has been paid as of September 30, 2021. We also recorded insurance recoveries of $23,315,941 for the estimated insurance claims proceeds in the amount of total losses incurred (as described above) as an increase in rents and other receivables. As of September 30, 2021, $6,875,000 of proceeds were received and $16,440,941 remained in rents and other receivables. As a result, while our net loss for the nine months ended September 30, 2021, was not impacted, we experienced a decrease in the carrying value of our real estate held for investment, net and increases to rents and

PART I — FINANCIAL INFORMATION (continued)

other receivables and accounts payable and accrued liabilities in the consolidated balance sheets for nine months ended September 30, 2021.

Public Offering

On December 30, 2013, we commenced our initial public offering of up to 66,666,667 shares of common stock at an initial price of $15.00 per share and up to 7,017,544 shares of common stock pursuant to our distribution reinvestment plan at an initial price of $14.25 per share. On March 24, 2016, we terminated our initial public offering. As of March 24, 2016, we had sold 48,625,651 shares of common stock for gross offering proceeds of $724,849,631, including 1,011,561 shares of common stock issued pursuant to our distribution reinvestment plan for gross offering proceeds of $14,414,752. Following the termination of our initial public offering, we continued to offer shares of our common stock pursuant to our distribution reinvestment plan until it was suspended in connection with entering into the IRT Merger Agreement. As of September 30, 2021, we had sold 112,299,272 shares of common stock for gross offering proceeds of $1,727,794,175, including 8,669,192 shares of common stock issued pursuant to our distribution reinvestment plan for gross offering proceeds of $130,065,017 and 56,016,053 shares of common stock issued in connection with the Mergers (as defined below).

On March 9, 2021, our board of directors determined an estimated value per share of our common stock of $15.55 as of December 31, 2020. In connection with the determination of an estimated value per share, our board of directors determined a purchase price per share for the distribution reinvestment plan of $15.55, effective April 1, 2021. In the future, our board of directors may, in its sole discretion and from time to time, change the price at which we offer shares pursuant to our distribution reinvestment plan to reflect changes in our estimated value per share and other factors that our board of directors deems relevant.

Merger with Steadfast Income REIT, Inc.

On August 5, 2019, we, Steadfast Income REIT, Inc., or SIR, our Operating Partnership, Steadfast Income REIT Operating Partnership, L.P., the operating partnership of SIR, or the SIR OP, and SI Subsidiary, LLC, or SIR Merger Sub, entered into an Agreement and Plan of Merger, or the SIR Merger Agreement. Pursuant to the terms and conditions of the SIR Merger Agreement, on March 6, 2020, SIR merged with and into SIR Merger Sub with SIR Merger Sub surviving the merger, or the SIR Merger. Following the SIR Merger, SIR Merger Sub, as the surviving entity, continued as our wholly-owned subsidiary. In accordance with the applicable provisions of the Maryland General Corporation Law, or MGCL, the separate existence of SIR ceased.

At the effective time of the SIR Merger, each issued and outstanding share of SIR common stock (or a fraction thereof), $0.01 par value per share, converted into 0.5934 shares of our common stock.

Merger with Steadfast Apartment REIT III, Inc.

On August 5, 2019, we, Steadfast Apartment REIT III, Inc., or STAR III, our Operating Partnership, Steadfast Apartment REIT III Operating Partnership, L.P., the operating partnership of STAR III, or the STAR III OP, and SIII Subsidiary, LLC, or STAR III Merger Sub, entered into an Agreement and Plan of Merger, or the STAR III Merger Agreement. Pursuant to the terms and conditions of the STAR III Merger Agreement, on March 6, 2020, STAR III merged with and into STAR III Merger Sub with STAR III Merger Sub surviving the merger, or the STAR III Merger, and together with the SIR Merger, the “Mergers.” Following the STAR III Merger, STAR III Merger Sub, as the surviving entity, continued as our wholly-owned subsidiary. In accordance with the applicable provisions of the MGCL, the separate existence of STAR III ceased.

At the effective time of the STAR III Merger, each issued and outstanding share of STAR III common stock (or a fraction thereof), $0.01 par value per share, was converted into 1.430 shares of our common stock.

Combined Company

Through the Mergers, we acquired 36 multifamily properties with 10,166 apartment homes and a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes, all of which had a gross real estate value of approximately $1.5 billion. The combined company after the Mergers retained the name “Steadfast

PART I — FINANCIAL INFORMATION (continued)

Apartment REIT, Inc.” Each merger qualified as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Pre-Internalization Operating Partnerships Merger

On August 28, 2020, pursuant to an Agreement and Plan of Merger, our Operating Partnership merged with and into the SIR OP, or the SIR OP/STAR OP Merger. The SIR OP/STAR OP Merger was treated for U.S. federal income tax purposes as a tax-deferred contribution by us of all of the assets and liabilities of STAR Operating Partnership to SIR OP under Section 721(a) of the Internal Revenue Code.

Immediately following the consummation of the SIR OP/STAR OP Merger, on August 28, 2020, pursuant to an Agreement and Plan of Merger, STAR III OP merged with and into SIR OP, or the Operating Partnership Merger, and together with the SIR OP/STAR OP Merger, the Operating Partnership Mergers, with SIR OP being the “resulting partnership” and STAR III OP terminating.

On August 28, 2020, SIR OP changed its name to “Steadfast Apartment REIT Operating Partnership, L.P.”, which is referred to herein as the “Operating Partnership.” In addition, on August 28, 2020, prior to completion of the Operating Partnership Mergers, we acquired STAR III Merger Sub. On August 28, 2020, SIR Merger Sub, as the initial general partner of the Operating Partnership, transferred all of its general partnership interests to us, and we were admitted as a substitute general partner of the Operating Partnership.

On August 28, 2020, we, Steadfast Income Advisor, LLC, the initial limited partner of the Operating Partnership, or SIR Advisor, Steadfast Apartment Advisor III, LLC, a Delaware limited liability company and the special limited partner of the Operating Partnership, or STAR III Advisor, Wellington VVM LLC, a Delaware limited liability company and limited partner of the Operating Partnership, or Wellington, and Copans VVM, LLC, a Delaware limited liability company and limited partner of the Operating Partnership, or Copans, and together with Wellington, “VV&M”, entered into a Second Amended and Restated Agreement of Limited Partnership, or the Second A&R Partnership Agreement, in order to, among other things, reflect the consummation of the Operating Partnership Mergers.

The purpose of the pre-internalization Operating Partnership Mergers was to simplify our corporate structure so that we had a single operating partnership as our direct subsidiary.

Internalization Transaction

On August 31, 2020, we and the Operating Partnership entered into a series of transactions and agreements (such transactions and agreements hereinafter collectively referred to as the “Internalization Transaction”), with Steadfast REIT Investments, LLC, our former sponsor, or SRI, which resulted in the internalization of our external management functions provided by Steadfast Apartment Advisor, LLC, our former external advisor, which we refer to as our “Former Advisor,” and its affiliates. Prior to the Internalization Closing, which took place contemporaneously with the execution of the Contribution & Purchase Agreement (as defined below) on August 31, 2020, or the Internalization Closing, Steadfast Investment Properties, Inc., a California corporation, or SIP, Steadfast REIT Services, Inc., a California corporation, or Steadfast REIT Services, and their respective affiliates owned and operated all of the assets necessary to operate as a self-managed company, and employed all the employees necessary to operate as a self-managed company.

Pursuant to a Contribution and Purchase Agreement, between us, the Operating Partnership and SRI, SRI contributed to the Operating Partnership all of the membership interests in STAR RS Holdings, LLC, a Delaware limited liability company, or SRSH, and the assets and rights necessary to operate as a self-managed company in all material respects, and the liabilities associated with such assets and rights, or the Contribution, in exchange for $124,999,000, which was paid as follows: (1) $31,249,000 in cash, or the Cash Consideration, and (2) 6,155,613.92 Class B units of limited partnership interests in the Operating Partnership, or the Class B OP Units, having the agreed value set forth in the Contribution and Purchase Agreement, or the OP Unit Consideration. In addition, we purchased all of our Class A Convertible Stock held by the Former Advisor for $1,000. As a result of the Internalization Transaction, we became self-managed and acquired components of the advisory, asset management and property management operations of the Former Advisor and its affiliates by hiring the employees, who comprise the workforce necessary for the management and day-to-day real estate and accounting operations for us and the Operating Partnership. Additional information on the Internalization Transaction can be found on our Current Report in Form

PART I — FINANCIAL INFORMATION (continued)

8-K filed with the SEC on September 3, 2020. See also Note 3 (Internalization Transaction) to our consolidated financial statements in this Quarterly Report.

On July 16, 2021, we received a derivative demand letter addressed to our board of directors, purportedly sent on behalf of two stockholders, relating to the Internalization Transaction. The letter demanded that our board of directors appoint a committee to investigate the Internalization Transaction and, among other things, determine whether there exists any basis for us to pursue claims relating to that transaction, including for recovery of payments made in the transaction. In September 2021, we established a Demand Review Committee, composed of two independent directors, to pursue the purported claims related to the Internalization Transaction.

The Former Advisor

Prior to the Internalization Transaction, our day-to-day operations were externally managed by the Former Advisor, pursuant to the Amended and Restated Advisory Agreement effective as of March 6, 2020, by and between us and the Former Advisor, as amended, the Advisory Agreement. On August 31, 2020, prior to the Internalization Closing, we, the Former Advisor and the Operating Partnership entered into a Joinder Agreement pursuant to which the Operating Partnership became a party to the Advisory Agreement. On August 31, 2020, prior to the Internalization Closing, we and the Former Advisor entered into the First Amendment to Amended and Restated Advisory Agreement in order to remove certain restrictions in the Advisory Agreement related to business combinations and to provide that any amounts accrued to the Former Advisor commencing on September 1, 2020 were paid in cash to the Former Advisor by the Operating Partnership. In connection with the Internalization Transaction, STAR REIT Services, LLC, our subsidiary, or SRS, assumed the rights and obligations of the Advisory Agreement from the Former Advisor.

The Operating Partnership

Substantially all of our business is conducted through the Operating Partnership. We are the sole general partner of the Operating Partnership. As a condition to the Internalization Closing, on August 31, 2020, we, as the general partner and parent of the Operating Partnership, SRI and VV&M entered into the Operating Partnership Agreement (as defined above), to restate the Second A&R Partnership Agreement in order to, among other things, remove references to the limited partner interests previously held by SIR Advisor and STAR III Advisor, reflect the consummation of the Contribution, and designate Class B OP Units that were issued as the OP Unit Consideration.

The Operating Partnership Agreement provides that the Operating Partnership will be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a disregarded entity.

We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2014. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates and would not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Failing to qualify as a REIT could materially and adversely affect our net income and results of operations.

Market Outlook

The global COVID-19 pandemic and resulting shutdown of large components of the U.S. economy has created significant uncertainty and enhanced investment risk across many asset classes, including real estate. The degree to which our business is impacted by the COVID-19 pandemic will depend on a number of variables, including access to testing and vaccines, the reimposition of “shelter in place” orders, new strains of the virus and the continuation of new COVID-19 cases throughout the world.

PART I — FINANCIAL INFORMATION (continued)

While all property classes have been adversely impacted by last year’s economic downturn, we believe we are well-positioned to navigate this unprecedented period. We believe multifamily properties have been less adversely impacted than hospitality and retail properties, and our portfolio of moderate-income apartments should continue to outperform most other classes of multifamily properties as we benefit from favorable long-run economic and demographic trends. Home ownership rates should remain low. Millennials and Baby Boomers, the two largest demographic groups comprising roughly half of the total population in the United States, are expected to continue to increasingly choose rental housing over home ownership. Baby Boomers are downsizing their suburban homes and relocating to multifamily apartments while Millennials are renting multifamily apartments due to high levels of student debt and increased credit standards in order to qualify for a home mortgage. These factors should lead to continued growth as the economy recovers.

PART I — FINANCIAL INFORMATION (continued)

Our Real Estate Portfolio

As of September 30, 2021, we owned the 70 multifamily apartment communities and three parcels of land held for the development of apartment homes listed below:

							Average Monthly Occupancy(1)		Average Monthly Rent(2)
	Property Name	Location	Purchase Date	Number of Homes	Purchase Price	Mortgage Debt Outstanding(3)	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
1	Villages at Spring Hill Apartments	Spring Hill, TN	5/22/2014	176	$14,200,000	(4)	98.9%	95.5%	$1,163	$1,093
2	Harrison Place Apartments	Indianapolis, IN	6/30/2014	307	27,864,250	(4)	96.4%	96.1%	1,035	967
3	The Residences on McGinnis Ferry	Suwanee, GA	10/16/2014	696	98,500,000	(4)	95.7%	95.1%	1,440	1,331
4	The 1800 at Barrett Lakes	Kennesaw, GA	11/20/2014	500	49,000,000	40,684,145	96.4%	95.4%	1,152	1,089
5	The Oasis	Colorado Springs, CO	12/19/2014	252	40,000,000	39,551,880	95.2%	94.4%	1,516	1,411
6	Columns on Wetherington	Florence, KY	2/26/2015	192	25,000,000	(4)	99.0%	95.3%	1,249	1,134
7	Preston Hills at Mill Creek	Buford, GA	3/10/2015	464	51,000,000	(4)	97.8%	96.6%	1,262	1,193
8	Eagle Lake Landing Apartments	Speedway, IN	3/27/2015	277	19,200,000	(4)	96.8%	91.3%	901	826
9	Reveal on Cumberland	Fishers, IN	3/30/2015	220	29,500,000	20,888,067	97.3%	96.8%	1,170	1,125
10	Heritage Place Apartments	Franklin, TN	4/27/2015	105	9,650,000	8,610,219	96.2%	96.2%	1,215	1,132
11	Rosemont at East Cobb	Marietta, GA	5/21/2015	180	16,450,000	13,281,722	98.9%	95.6%	1,140	1,071
12	Ridge Crossings Apartments	Hoover, AL	5/28/2015	720	72,000,000	57,759,204	94.9%	95.1%	1,067	1,008
13	Bella Terra at City Center	Aurora, CO	6/11/2015	304	37,600,000	(4)	97.0%	95.1%	1,220	1,153
14	Hearthstone at City Center	Aurora, CO	6/25/2015	360	53,400,000	(4)	96.9%	93.3%	1,238	1,149
15	Arbors at Brookfield	Mauldin, SC	6/30/2015	702	66,800,000	(4)	95.3%	94.7%	953	901
16	Carrington Park	Kansas City, MO	8/19/2015	298	39,480,000	(4)	98.0%	95.0%	1,106	1,063
17	Delano at North Richland Hills	North Richland Hills, TX	8/26/2015	263	38,500,000	31,886,617	98.9%	97.0%	1,484	1,492
18	Meadows at North Richland Hills	North Richland Hills, TX	8/26/2015	252	32,600,000	26,644,808	97.6%	97.2%	1,463	1,417
19	Kensington by the Vineyard	Euless, TX	8/26/2015	259	46,200,000	33,188,565	96.9%	96.5%	1,548	1,470
20	Monticello by the Vineyard	Euless, TX	9/23/2015	354	52,200,000	40,662,431	96.6%	95.2%	1,372	1,315
21	The Shores	Oklahoma City, OK	9/29/2015	300	36,250,000	23,111,833	94.3%	96.3%	1,106	1,031
22	Lakeside at Coppell	Coppell, TX	10/7/2015	315	60,500,000	47,960,360	95.9%	94.9%	1,738	1,708
23	Meadows at River Run	Bolingbrook, IL	10/30/2015	374	58,500,000	41,258,442	95.2%	95.2%	1,490	1,421
24	PeakView at T-Bone Ranch	Greeley, CO	12/11/2015	224	40,300,000	(4)	95.5%	94.2%	1,387	1,340
25	Park Valley Apartments	Smyrna, GA	12/11/2015	496	51,400,000	48,686,240	95.4%	96.4%	1,063	1,051
26	PeakView by Horseshoe Lake	Loveland, CO	12/18/2015	222	44,200,000	38,091,358	97.3%	95.5%	1,477	1,396

PART I — FINANCIAL INFORMATION (continued)

							Average Monthly Occupancy(1)		Average Monthly Rent(2)
	Property Name	Location	Purchase Date	Number of Homes	Purchase Price	Mortgage Debt Outstanding(3)	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
27	Stoneridge Farms	Smyrna, TN	12/30/2015	336	$47,750,000	$45,412,028	97.3%	94.6%	$1,283	$1,239
28	Fielder’s Creek	Englewood, CO	3/23/2016	217	32,400,000	(4)	94.5%	94.9%	1,220	1,180
29	Landings of Brentwood	Brentwood, TN	5/18/2016	724	110,000,000	—	97.8%	95.4%	1,333	1,252
30	1250 West Apartments	Marietta, GA	8/12/2016	468	55,772,500	(4)	96.6%	96.4%	1,148	1,051
31	Sixteen50 @ Lake Ray Hubbard	Rockwall, TX	9/29/2016	334	66,050,000	(4)	97.6%	96.4%	1,574	1,485
32	Garrison Station(5)	Murfreesboro, TN	5/30/2019	160	29,690,942	18,244,300	85.6%	—%	1,236	—
33	Eleven10 @ Farmers Market	Dallas, TX	1/28/2020	313	62,063,929	34,994,043	94.9%	94.2%	1,406	1,379
34	Patina Flats at the Foundry	Loveland, CO	2/11/2020	155	45,123,782	(4)	97.4%	93.5%	1,384	1,275
35	Clarion Park Apartments(6)	Olathe, KS	3/6/2020	220	21,121,795	12,614,109	91.4%	93.6%	788	843
36	Spring Creek Apartments(6)	Edmond, OK	3/6/2020	252	28,186,894	16,894,943	98.4%	96.0%	946	895
37	Montclair Parc Apartment Homes(6)	Oklahoma City, OK	3/6/2020	360	40,352,125	(7)	95.8%	96.1%	972	905
38	Hilliard Park Apartments(6)	Columbus, OH	3/6/2020	201	28,599,225	11,591,441	96.5%	97.0%	1,233	1,149
39	Sycamore Terrace Apartments(6)	Terre Haute, IN	3/6/2020	250	34,419,259	23,017,688	98.0%	94.8%	1,276	1,155
40	Hilliard Summit Apartments(6)	Columbus, OH	3/6/2020	208	31,087,442	14,018,311	96.2%	95.7%	1,319	1,260
41	Forty 57 Apartments(6)	Lexington, KY	3/6/2020	436	63,030,831	33,313,390	96.6%	95.2%	1,046	964
42	Riverford Crossing Apartments(6)	Frankfort, KY	3/6/2020	300	38,139,145	18,994,781	97.3%	95.7%	1,079	1,002
43	Hilliard Grand Apartments(6)	Dublin, OH	3/6/2020	314	50,549,232	23,734,176	97.8%	94.3%	1,369	1,280
44	Deep Deuce at Bricktown(6)	Oklahoma City, OK	3/6/2020	294	52,519,973	33,299,429	96.6%	95.2%	1,314	1,242
45	Retreat at Quail North(6)	Oklahoma City, OK	3/6/2020	240	31,945,162	13,449,828	95.8%	97.1%	1,049	986
46	Tapestry Park Apartments(8)	Birmingham, AL	3/6/2020	354	68,840,769	48,701,516	94.4%	97.2%	1,440	1,380
47	BriceGrove Park Apartments(6)	Canal Winchester, OH	3/6/2020	240	27,854,616	(7)	97.1%	94.6%	1,013	936
48	Retreat at Hamburg Place(6)	Lexington, KY	3/6/2020	150	21,341,085	(7)	98.0%	97.3%	1,131	1,026
49	Villas at Huffmeister(6)	Houston, TX	3/6/2020	294	41,720,117	27,295,543	98.3%	97.6%	1,198	1,190
50	Villas of Kingwood(6)	Kingwood, TX	3/6/2020	330	54,428,708	34,722,165	96.1%	95.5%	1,232	1,207
51	Waterford Place at Riata Ranch(6)	Cypress, TX	3/6/2020	228	28,278,262	(7)	98.2%	95.2%	1,145	1,122
52	Carrington Place(6)	Houston, TX	3/6/2020	324	42,258,525	(7)	97.8%	95.7%	1,087	1,059
53	Carrington at Champion Forest(6)	Houston, TX	3/6/2020	284	37,280,704	(7)	96.8%	94.7%	1,052	1,103
54	Carrington Park at Huffmeister(6)	Cypress, TX	3/6/2020	232	33,032,451	20,776,531	96.6%	97.0%	1,226	1,179

PART I — FINANCIAL INFORMATION (continued)

							Average Monthly Occupancy(1)		Average Monthly Rent(2)
	Property Name	Location	Purchase Date	Number of Homes	Purchase Price	Mortgage Debt Outstanding(3)	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
55	Heritage Grand at Sienna Plantation(6)	Missouri City, TX	3/6/2020	240	$32,796,345	$14,063,329	97.5%	95.4%	$1,069	$1,104
56	Mallard Crossing Apartments(6)	Loveland, OH	3/6/2020	350	52,002,345	(7)	96.3%	94.9%	1,238	1,150
57	Reserve at Creekside(6)	Chattanooga, TN	3/6/2020	192	24,522,910	15,041,320	97.9%	95.8%	1,206	1,096
58	Oak Crossing Apartments(6)	Fort Wayne, IN	3/6/2020	222	32,391,032	21,530,159	96.4%	94.6%	1,122	1,026
59	Double Creek Flats(6)	Plainfield, IN	3/6/2020	240	35,490,439	23,521,962	98.8%	95.8%	1,138	1,075
60	Jefferson at Perimeter Apartments(6)	Dunwoody, GA	3/6/2020	504	113,483,898	73,044,588	95.8%	96.2%	1,359	1,334
61	Bristol Village Apartments(6)	Aurora, CO	3/6/2020	240	62,019,009	34,959,554	96.3%	96.7%	1,455	1,400
62	Canyon Resort at Great Hills Apartments(6)	Austin, TX	3/6/2020	256	48,319,858	31,647,800	95.7%	95.3%	1,434	1,371
63	Reflections on Sweetwater Apartments(6)	Lawrenceville, GA	3/6/2020	280	47,727,470	30,818,218	96.8%	97.5%	1,189	1,148
64	The Pointe at Vista Ridge(6)	Lewisville, TX	3/6/2020	300	51,625,394	30,998,587	98.3%	96.0%	1,338	1,282
65	Belmar Villas(6)	Lakewood, CO	3/6/2020	318	79,351,923	46,582,693	97.5%	94.7%	1,390	1,355
66	Sugar Mill Apartments(6)	Lawrenceville, GA	3/6/2020	244	42,784,645	24,711,189	97.5%	96.7%	1,274	1,154
67	Avery Point Apartments(6)	Indianapolis, IN	3/6/2020	512	55,706,852	31,112,580	97.1%	95.3%	885	841
68	Cottage Trails at Culpepper Landing(6)	Chesapeake, VA	3/6/2020	183	34,657,950	23,067,232	98.9%	97.8%	1,538	1,410
69	Arista at Broomfield(8)	Broomfield, CO	3/13/2020	—	23,418,527	—	—%	—%	—	—
70	VV&M Apartments	Dallas, TX	4/21/2020	310	59,969,074	45,302,903	96.1%	92.6%	1,389	1,363
71	Flatirons Apartments(9)	Broomfield, CO	6/19/2020	—	9,168,717	—	—%	—%	—	—
72	Los Robles	San Antonio, TX	11/19/2020	306	51,620,836	—	98.4%	90.5%	1,344	1,261
73	Ballpark Apartments at Town Madison	Huntsville, AL	6/29/2021	274	77,466,685	—	93.8%	—%	1,491	—
				22,001	$3,270,939,249	$1,389,742,227	96.5%	95.4%	$1,237	$1,173

________________

(1)	As of September 30, 2021, our portfolio was approximately 97.7% leased, calculated using the number of occupied and contractually leased apartment homes divided by total apartment homes.
(2)	Average monthly rent is based upon the effective rental income for the month of September 2021 after considering the effect of vacancies, concessions and write-offs.
(3)

Mortgage debt outstanding is net of deferred financing costs, net and premiums and discounts, net associated with the loans for each individual property listed above but excludes the principal balance of $750,477,000 and associated deferred financing costs of $4,977,103 related to the refinancings pursuant to our credit facilities and revolver, each as described herein.

PART I — FINANCIAL INFORMATION (continued)

(4)	Properties secured under the terms of the Master Credit Facility Agreement, or MCFA, with Newmark Group Inc., formerly Berkeley Point Capital, LLC, or the Facility Lender.
(5)

We acquired the Garrison Station property on May 30, 2019, which included unimproved land, currently zoned as a planned unit development, or PUD. The current zoning permits the development of the property into a multifamily community with 176 apartment homes of 1, 2 and 3-bedrooms with a typical mix for this market. On October 16, 2019, we obtained a loan from PNC Bank, National Association, or PNC Bank, in an amount up to a maximum principal balance of $19,800,000 to finance a portion of the development and construction. As of September 30, 2021, eight buildings comprised of 160 apartment homes were placed in service and were 90.5% leased, and are included within total real estate held for investment, net in the accompanying consolidated balance sheets.

(6)

We acquired 36 real estate properties in the Mergers on March 6, 2020, for an aggregate purchase price of $1,575,891,924, which represents the fair value of the acquired real estate assets including capitalized transaction costs.

(7)	Properties secured under the terms of a Master Credit Facility Agreement with PNC Bank, or the PNC MCFA.
(8)

We acquired the Arista at Broomfield property on March 13, 2020, which included unimproved land, currently zoned as a PUD. The current zoning permits the development of the property into a multifamily community with 325 apartment homes of 1, 2 and 3-bedrooms with a typical mix for this market.

(9)

We acquired the Flatirons property on June 19, 2020, which included unimproved land, currently zoned as a PUD. The current zoning permits the development of the property into a multifamily community with 296 apartment homes of studio, 1 and 2-bedrooms with a typical mix for this market.

Critical Accounting Policies

The preparation of our financial statements requires significant management judgments, assumptions and estimates about matters that are inherently uncertain. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. Our critical accounting policies are described in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, filed with the SEC on March 12, 2021. There have been no significant changes in our critical accounting policies from those reported in our Annual Report, or the Annual Report, except for the accounting policy regarding casualty loss, which is described below. With respect to these critical accounting policies, we believe that the application of judgments and assessments is consistently applied and produces financial information that fairly depicts the results of operations for all periods presented.

Casualty Loss

We carry liability insurance to mitigate our exposure to certain losses, including those relating to property damage and business interruption. We record the estimated amount of expected insurance proceeds for property damage and other losses incurred as an asset (typically a receivable from the insurer) and income up to the amount of the losses incurred when receipt of insurance proceeds is deemed probable. Any amount of insurance recovery in excess of the amount of the losses incurred is considered a gain contingency and is recorded in other income when the proceeds are received. During the nine months ended September 30, 2021, we incurred property damage and other losses of $23,315,941 as a result of winter storms and extreme cold temperatures that led to power outages and freezing water pipes at some of our properties, which was recorded as general and administrative expenses, with a corresponding insurance recoveries income up to the amount of losses incurred (as described above) within general and administrative expenses in the accompanying consolidated statements of operations.

Distributions

PART I — FINANCIAL INFORMATION (continued)

Our board of directors has declared daily distributions that are paid on a monthly basis. We expect to continue paying monthly distributions unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. We may declare distributions in excess of our funds from operations. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, we must make distributions equal to at least 90% of our “REIT taxable income” each year.

Distributions declared (1) accrued daily to our stockholders of record as of the close of business on each day, (2) are payable in cumulative amounts on or before the third day of each calendar month with respect to the prior month and (3) were calculated at a rate of $0.002466 per share per day during the month of January 2021, which if paid each day over a 365-day period, is equivalent to $0.90 per share, and were calculated at a rate of $0.001438 per share per day commencing on February 1, 2021 through September 30, 2021, which if paid each day over a 365-day period, is equivalent to $0.525 per share. As a result of the suspension of the DRP on July 26, 2021, any distributions paid after the distribution payment date in August 2021 will be paid to our stockholders in cash.

The distributions declared and paid during the three fiscal quarters of 2021, along with the amount of distributions reinvested pursuant to the distribution reinvestment plan were as follows:

			Distributions Paid(3)			Sources of Distributions Paid
Period	Distributions Declared(1)	Distributions Declared Per Share(1)(2)	Cash	Reinvested	Total	Cash Flow From Operations	Funds Equal to Amounts Reinvested in our Distribution Reinvestment Plan	Net Cash Provided by Operating Activities
1st Quarter 2021	$18,909,212	$0.161	$18,012,522	$4,600,603	$22,613,125	$4,040,865	$18,572,260	$4,040,865
2nd Quarter 2021	15,355,645	0.131	12,412,151	3,108,489	15,520,640	15,520,640	—	25,001,402
3rd Quarter 2021	15,525,324	0.132	13,471,671	2,055,356	15,527,027	15,527,027	—	27,430,618
	$49,790,181	$0.425	$43,896,344	$9,764,448	$53,660,792	$35,088,532	$18,572,260	$56,472,885

____________________

(1)

Distributions during the month ended January 2021 were based on daily record dates and calculated at a rate of $0.002466 per share per day. On January 12, 2021, our board of directors determined to reduce the distribution rate to $0.001438 per share per day commencing on February 1, 2021 and ending February 28, 2021, which was extended through September 30, 2021, and which if paid each day over a 365-day period is equivalent to $0.525 per share.

(2)	Assumes each share was issued and outstanding each day during the period presented.
(3)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately three days following month end.

For the three and nine months ended September 30, 2021, we paid aggregate distributions of $15,527,027 and $53,660,792, including $13,471,671 and $43,896,344 of distributions paid in cash and 132,177 and 634,155 shares of our common stock issued pursuant to our distribution reinvestment plan for $2,055,356 and $9,764,448, respectively. For the three and nine months ended September 30, 2021, our net loss was $11,646,149 and $40,156,623, we had funds from operations, or FFO, of $22,246,823 and $60,439,823 and net cash provided by operations of $27,430,618 and $56,472,885, respectively. For the three and nine months ended September 30, 2021, we funded $15,527,027 and $35,088,532, or 100% and 65%, of total distributions paid, including shares issued pursuant to our distribution reinvestment plan, from net cash provided by operating activities and $0 and $18,572,260, or 0% and 35%, from funds equal to our distribution reinvestment plan, respectively. Since inception, of the $340,057,852 in total distributions paid through September 30, 2021, including shares issued pursuant to our distribution reinvestment plan, 69% of such amounts were funded from cash flow from operations, 25% were funded from funds equal to amounts reinvested in our distribution reinvestment plan and 6% were funded from net public offering proceeds. For

PART I — FINANCIAL INFORMATION (continued)

information on how we calculate FFO and the reconciliation of FFO to net loss, see “—Funds from Operations and Modified Funds from Operations.”

Our goal is to pay distributions solely from cash flow from operations. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period, and we expect to pay these distributions in advance of our actual receipt of these funds. In these instances, our board of directors has the authority under our organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings or offering proceeds. We have not established a limit on the amount of proceeds we may use from sources other than cash flow from operations to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have fewer funds available for investments.

We continue to monitor the outbreak of the COVID-19 pandemic and its impact on our liquidity. Our operations could be materially negatively affected if the economic downturn is prolonged, which could adversely affect our operating results and therefore our ability to pay our distributions.

Inflation

Substantially all of our multifamily property leases are for a term of one year or less. In an inflationary environment, this may allow us to realize increased rents upon renewal of existing leases or the beginning of new leases. Short-term leases generally will minimize our risk from the adverse effects of inflation, although these leases generally permit residents to leave at the end of the lease term and therefore will expose us to the effects of a decline in market rents. In a deflationary rent environment, we may be exposed to declining rents more quickly under these shorter term leases.

With respect to other commercial properties, we expect in the future to include provisions in our leases designed to protect us from the impact of inflation. These provisions include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance.

As of September 30, 2021, we had not entered into any material leases as a lessee, except for a sub-lease entered into in connection with the Internalization Transaction on September 1, 2020. See Note 10 (Related Party Arrangements) to our consolidated financial statements in this Quarterly Report for details.

REIT Compliance

To continue to qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We monitor the operations and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the year we initially elected to be taxed as a REIT, we would be subject to federal income tax on our taxable income at regular corporate rates.

Liquidity and Capital Resources

We use secured borrowings, and intend to use in the future secured and unsecured borrowings. At September 30, 2021, our debt was approximately 56% of the value of our properties, as determined by the most recent valuations performed by an independent third-party appraiser as of December 31, 2020. Going forward, we expect that our borrowings (after debt amortization) will be approximately 55% to 60% of the value of our properties and other real estate-related assets. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets, which generally approximates to 75% of the aggregate cost of our assets, though we may exceed this limit only under certain circumstances.

PART I — FINANCIAL INFORMATION (continued)

Our principal demand for funds will be to fund value-enhancement, a portion of development projects and other capital improvement projects, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. Over time, we intend to generally fund our cash needs, other than asset acquisitions, from operations. Otherwise, we expect that our principal sources of working capital will include:

•	unrestricted cash balance, which was $122,107,875 as of September 30, 2021;
•	various forms of secured and unsecured financing;
•	equity capital from joint venture partners; and
•	proceeds from our distribution reinvestment plan.

Over the short term, we believe that our sources of capital, specifically our cash balances, cash flow from operations, our ability to raise equity capital from joint venture partners and our ability to obtain various forms of secured and unsecured financing will be adequate to meet our liquidity requirements and capital commitments.

Over the longer term, in addition to the same sources of capital we will rely on to meet our short-term liquidity requirements, we may also conduct additional public or private offerings of our securities, refinance debt or dispose of assets to fund our operating activities, debt service, distributions and future property acquisitions and development projects. We expect these resources will be adequate to fund our ongoing operating activities as well as providing capital for investment in future development and other joint ventures along with potential forward purchase commitments.

PART I — FINANCIAL INFORMATION (continued)

Credit Facilities

Master Credit Facility

On July 31, 2018, 16 of our indirect wholly-owned subsidiaries terminated the existing mortgage loans with their lenders for an aggregate principal amount of $479,318,649 and entered into the MCFA with the Facility Lender, for an aggregate principal amount of $551,669,000. On February 11, 2020, in connection with the financing of Patina Flats at the Foundry, we and the Facility Lender amended the MCFA to include Patina Flats at the Foundry and an unencumbered multifamily property owned by us as substitute collateral for three multifamily properties disposed of and released from the MCFA. We also increased our outstanding borrowings pursuant to the MCFA by $40,468,000, a portion of which was attributable to the acquisition of Patina Flats at the Foundry. The MCFA provides for four tranches: (1) a fixed rate loan in the aggregate principal amount of $331,001,400 that accrues interest at 4.43% per annum; (2) a fixed rate loan in the aggregate principal amount of $137,917,250 that accrues interest at 4.57% per annum; (3) a variable rate loan in the aggregate principal amount of $82,750,350 that accrues interest at the one-month London Interbank Offered Rate, or LIBOR, plus 1.70% per annum; and (4) a fixed rate loan in the aggregate principal amount of $40,468,000 that accrues interest at 3.34% per annum. The first three tranches have a maturity date of August 1, 2028, and the fourth tranche has a maturity date of March 1, 2030, unless, in each case, the maturity date is accelerated in accordance with the terms of the loan documents. Interest only payments are payable monthly through August 1, 2025 and April 1, 2027 on the first three tranches and fourth tranche, respectively, with interest and principal payments due monthly thereafter. We paid $2,072,480 in the aggregate in loan origination fees to the Facility Lender in connection with the refinancings, and paid our Former Advisor a loan coordination fee of $3,061,855.

PNC Master Credit Facility

On June 17, 2020, seven of our indirect wholly-owned subsidiaries, each a “Borrower” and collectively, the “Facility Borrowers” entered into the PNC MCFA with PNC Bank, for an aggregate principal amount of $158,340,000. The PNC MCFA provides for two tranches: (1) a fixed rate loan in the aggregate principal amount of $79,170,000 that accrues interest at 2.82% per annum; and (2) a variable rate loan in the aggregate principal amount of $79,170,000 that accrues interest at the one-month LIBOR plus 2.135% per annum. If LIBOR is no longer posted through electronic transmission, is no longer available or, in PNC Bank’s determination, is no longer widely accepted or has been replaced as the index for similar financial instruments, PNC Bank will choose a new index taking into account general comparability to LIBOR and other factors, including any adjustment factor to preserve the relative economic positions of the Borrowers and PNC Bank with respect to any advances made pursuant to the PNC MCFA. We paid $633,360 in the aggregate in loan origination fees to PNC Bank in connection with the financings, and paid the Former Advisor a loan coordination fee of $791,700.

Revolving Credit Loan Facility

On June 26, 2020, we entered into a revolving credit loan facility, or the Revolver, with PNC Bank in an amount not to exceed $65,000,000. The Revolver provides for advances, each, a “Revolver Loan”, solely for the purpose of financing the costs in connection with acquisitions and development of real estate projects and for general corporate purposes (subject to certain debt service and loan to value requirements). The Revolver has a maturity date of June 26, 2023, subject to extension, as further described in the loan agreement. Advances made under the Revolver are secured by the Landings at Brentwood property.

We have the option to select the interest rate in respect of the outstanding unpaid principal amount of the Revolver Loans from the following options: (1) a fluctuating rate per annum equal to the sum of the daily LIBOR rate plus the daily LIBOR rate spread or (2) a fluctuating rate per annum equal to the base rate plus the alternate rate spread. No amounts were outstanding on the Revolver as of September 30, 2021 and December 31, 2020.

As of September 30, 2021 and December 31, 2020, the advances obtained and certain financing costs incurred under the MCFA, PNC MCFA and the Revolver, which is included in credit facilities, net, in the accompanying consolidated balance sheets, are summarized in the following table.

	September 30, 2021	December 31, 2020
Principal balance on MCFA, gross	$592,137,000	$592,137,000
Principal balance on PNC MCFA, gross	158,340,000	158,340,000
Deferred financing costs, net on MCFA(1)	(3,083,410)	(3,436,850)
Deferred financing costs, net on PNC MCFA(2)	(1,553,045)	(1,689,935)
Deferred financing costs, net on Revolver(3)	(340,648)	(487,329)
Credit facilities, net	$745,499,897	$744,862,886

_______________

(1)	Accumulated amortization related to deferred financing costs in respect of the MCFA as of September 30, 2021 and December 31, 2020, was $1,651,705 and $1,298,265, respectively.
(2)	Accumulated amortization related to deferred financing costs in respect of the PNC MCFA as of September 30, 2021 and December 31, 2020, was $236,174 and $99,283, respectively.
(3)	Accumulated amortization related to deferred financing costs in respect of the Revolver as of September 30, 2021 and December 31, 2020, was $248,230 and $101,549, respectively.

Forward Contracts

On May 6, 2021 and June 14, 2021, we entered into agreements, or the Forward Contract Obligations, with the general contractor, or GC, to acquire, for a fixed price, a lumber material package and mixed material package to be used in the construction of the Arista at Broomfield development. Under the Forward Contract Obligations, the GC is obligated to deliver the specific package of lumber and mixed materials and we are obligated to pay the agreed upon sum of $8,949,562 and $6,532,344, respectively, to the GC upon delivery, which is estimated to begin in the fourth quarter of 2021. Pursuant to the Forward Contract Obligations, the GC owns and is responsible for storage of the lumber and mixed material packages prior to delivery to us. The Forward Contract Obligations are recorded in the consolidated financial statements in the period in which the Forward Contract Obligations are cancelled or the lumber and or mixed material packages are purchased from the GC for use in the development.

Construction loan

On October 16, 2019, we entered into an agreement with PNC Bank for a construction loan related to the development of Garrison Station, a development project in Murfreesboro, TN, in an aggregate principal amount not to exceed $19,800,000 for a thirty-six month initial term and two twelve month mini-perm extensions. The rate of interest on the construction loan is daily LIBOR plus 2.00%, which then reduces to the daily LIBOR plus 1.80% upon achieving completion as defined in the construction loan agreement and at a debt service coverage ratio of 1.15x. The loan includes a 0.4% fee at closing, a 0.1% fee upon exercising the mini-perm and a 0.1% fee upon extending the mini-perm, each payable to PNC Bank. There is an exit fee of 1% which will be waived if permanent financing is secured through PNC Bank or one of their affiliates. As of September 30, 2021 and December 31, 2020, the principal outstanding balance on the construction loan was $18,244,300 and $6,264,549, respectively.

Assumed Debt as a Result of the Completion of Mergers

On March 6, 2020, upon consummation of the Mergers, we assumed all of SIR’s and STAR III’s obligations under the outstanding mortgage loans secured by 29 properties. We recognized the fair value of the assumed notes payable in the Mergers of $795,431,027, which consisted of the assumed principal balance of $791,020,471 and a net premium of $4,410,556.

The following is a summary of the terms of the assumed loans on the date of the Mergers:

			Interest Rate Range
Type	Number of Instruments	Maturity Date Range	Minimum	Maximum	Principal Outstanding At Merger Date
Variable rate	2	1/1/2027 - 9/1/2027	1-Mo LIBOR + 2.195%	1-Mo LIBOR + 2.31%	$64,070,000
Fixed rate	27	10/1/2022 - 10/1/2056	3.19%	4.66%	726,950,471
Assumed Principal Mortgage Notes Payable	29				$791,020,471

Reference Rate Reform

In July 2017, the Financial Conduct Authority announced it intended to stop compelling banks to submit rates for the calculation of LIBOR after 2021. We are monitoring the market transition from LIBOR and other inter bank offered rates to alternative reference rates, such as the secured overnight financing rate, or SOFR, which we refer to as reference rate reform. For more information on reference rate reform, see Note 2 (Summary of Significant Accounting Policies) to our consolidated financial statements in this Quarterly Report for details. We identified the instruments influenced by LIBOR to be our variable rate mortgage notes payable and interest rate cap agreements, a majority of which, are expected to continue to use LIBOR through June 2023 or beyond until lenders and other market participants finalize their transition plans. Once transition plans are finalized, it is expected that SOFR will be used. Given the nature of the expected changes to our interest rate cap agreements and variable rate mortgage notes payable, we expect to meet the conditions of the practical expedients provided by the FASB and elect to not apply the modification accounting requirements to our contracts affected by the reference rate reform within the permitted period of December 31, 2022.

Cash Flows Provided by Operating Activities

During the nine months ended September 30, 2021, net cash provided by operating activities was $56,472,885, compared to $42,185,327 for the nine months ended September 30, 2020. The increase in our net cash provided by operating activities is primarily due to the elimination of investment management fees, loan coordination fees, property management fees and property management reimbursements paid to our Former Advisor prior to the Internalization Transaction, partially offset by an increase in interest payments and an increase related to the damage caused to certain multifamily properties impacted by the winter storm that took place in February 2021, compared to the same prior year period.

Cash Flows (Used in) Provided by Investing Activities

During the nine months ended September 30, 2021, net cash used in investing activities was $145,375,935, compared to $57,369,417 of net cash provided by investing activities during the nine months ended September 30, 2020. The increase in our net cash used in investing activities was primarily due to the increase in cash and restricted cash acquired in connection with the Mergers, net of transaction costs, and the decrease in net proceeds from the sale of real estate investments and the decrease in net proceeds from the sale of our unconsolidated joint venture, partially offset by the decrease in the acquisition of land held for the development of apartment homes during the nine months ended September 30, 2021, compared to the same prior year period. Net cash used in investing activities during the nine months ended September 30, 2021, consisted of the following:

•	$75,966,685 of cash used for the acquisition of real estate investments;
•	$43,476,629 of cash used for improvements to real estate investments;
•	$25,363,295 of cash used for additions to real estate held for development;
•	$1,500,000 of cash used for escrow deposits for real estate acquisitions;
•	$59,700 of cash used to purchase interest rate cap agreements; and
•	$990,374 of cash provided by proceeds from insurance claims.

Cash Flows (Used in) Provided by Financing Activities

PART I — FINANCIAL INFORMATION (continued)

During the nine months ended September 30, 2021, net cash used in financing activities was $47,826,022, compared to $106,044,570 of net cash provided by financing activities during the nine months ended September 30, 2020. The change from net cash provided by financing activities to net cash used in financing activities was primarily due to a decrease in proceeds received from borrowings on the MCFA and PNC MCFA and an increase in repurchases of common stock from common stockholders during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, partially offset by a decrease in payments on our mortgage notes payable, a decrease in deferred financing costs and an increase in proceeds from the issuance of mortgage notes payable during the nine months ended September 30, 2021, compared to the same prior year period. Net cash used in financing activities during the nine months ended September 30, 2021, consisted of the following:

•	$5,200,646 of net cash from the issuance of a mortgage note payable after $6,360,104, of principal payments on mortgage notes payable;
•	$43,896,344 of net cash distributions to our stockholders, after giving effect to distributions reinvested by stockholders of $9,764,448;
•	$419,000 of loan financing deposits in connection with the IRT Merger; and
•	$9,130,324 of cash paid for the repurchase of common stock.

PART I — FINANCIAL INFORMATION (continued)

Contractual Commitments and Contingencies

As of September 30, 2021, we had (1) indebtedness totaling $2,135,242,124, comprised of an aggregate principal amount of $2,143,426,538, net deferred financing costs of $10,724,664 and net premiums of $2,540,250 and (2) the Forward Contract Obligations of $15,481,906. The following is a summary of our contractual obligations as of September 30, 2021:

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Interest payments on outstanding debt obligations(1)	$556,468,435	$20,045,419	$156,760,031	$145,521,285	$234,141,700
Principal payments on outstanding debt obligations(2)	2,143,426,538	2,317,869	113,773,400	255,744,781	1,771,590,488
Forward contract obligations(3)	15,481,906	15,481,906	—	—	—
Total	$2,715,376,879	$37,845,194	$270,533,431	$401,266,066	$2,005,732,188

________________

(1)

Scheduled interest payments on outstanding debt obligations are based on the outstanding principal amounts and interest rates in effect at September 30, 2021. We incurred interest expense of $20,279,374 and $60,174,405 during the three and nine months ended September 30, 2021, including amortization of deferred financing costs totaling $548,726 and $1,646,291, net unrealized loss from the change in fair value of interest rate cap agreements of $40,902 and $39,699, amortization of net loan premiums and discounts of $(428,434) and $(1,269,484), credit facility commitment fees of $32,861 and $98,852, imputed interest on the finance lease portion of the sublease of $65 and $258, and capitalized interest of $284,511 and $844,577, respectively. The capitalized interest is included in real estate on the consolidated balance sheets.

(2)

Scheduled principal payments on outstanding debt obligations are based on the terms of the notes payable agreements. Amounts exclude net deferred financing costs and any loan premiums or discounts associated with certain notes payable.

(3)

Scheduled payments on the Forward Contract Obligations are based on the terms of the forward contract agreements entered into with the GC on May 6, 2021 and June 14, 2021, for the lumber and mixed material packages required to construct the Arista at Broomfield project according to the approved plans, locking in the price of the lumber and mixed materials as of that date.

     Our debt obligations contain customary financial and non-financial debt covenants. As of September 30, 2021 and December 31, 2020, we were in compliance with all debt covenants.

PART I — FINANCIAL INFORMATION (continued)

Results of Operations

Overview

The discussion that follows is based on our consolidated results of operations for the three and nine months ended September 30, 2021 and 2020. The ability to compare one period to another is primarily affected by (1) the acquisitions and dispositions of multifamily properties inclusive of 36 multifamily properties acquired in the Mergers during the nine months ended September 30, 2020, the acquisition of two multifamily properties since September 30, 2020, the disposition of one multifamily property since September 30, 2020, and to a lesser extent placing into service 160 apartment homes previously held for development during the nine months ended September 30, 2021, and (2) the Internalization Closing. As of September 30, 2021, we owned 70 multifamily properties and three parcels of land held for the development of apartment homes. Our results of operations were also affected by our value-enhancement activity completed through September 30, 2021. Finally, upon completion of the proposed Mergers with IRT, our operations will be combined with those of IRT which will have a significant impact on the results of operations as both companies operate as a single combined company.

To provide additional insight into our operating results, we are also providing a detailed analysis of same-store versus non-same-store net operating income, or NOI. For more information on NOI and a reconciliation of NOI (a non-GAAP financial measure) to net loss, see “—Net Operating Income.”

Our results of operations for the three and nine months ended September 30, 2021 and 2020, are not indicative of those expected in future periods. We continued to perform value-enhancement projects, which may have an impact on our future results of operations. As a result of the Internalization Transaction, we are now a self-managed REIT and no longer bear the costs of the various fees and expense reimbursements previously paid to our Former Advisor and its affiliates. However, our expenses include the compensation and benefits of our officers, employees and consultants, as well as overhead previously paid by our Former Advisor and its affiliates.

Additionally, the outbreak of COVID-19 impacted our residents’ ability to pay rent which in turn could impact our future revenues and expenses. The impact of COVID-19 on our future results could be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information, which may emerge concerning the severity of “future waves” of COVID-19 outbreaks, the success of actions taken to contain or treat COVID-19, access to testing and vaccines, and reactions by consumers, companies, governmental entities and capital markets.

Consolidated Results of Operations for the Three Months Ended September 30, 2021, Compared to the Three Months Ended September 30, 2020

The following table summarizes the consolidated results of operations for the three months ended September 30, 2021 and 2020:

	For the Three Months Ended September 30,				$ Change Due to Acquisitions or Dispositions(1)	$ Change Due to Properties Held Throughout Both Periods and Corporate Level Activity(2)
	2021	2020	Change $	Change %
Total revenues	$90,641,893	$83,670,508	$6,971,385	8%	$1,183,933	$5,787,452
Operating, maintenance and management	(23,114,563)	(21,567,499)	(1,547,064)	(7)%	(282,129)	(1,264,935)
Real estate taxes and insurance	(12,819,459)	(12,935,004)	115,545	1%	(93,610)	209,155
Fees to affiliates	(4,158)	(8,449,715)	8,445,557	100%	221,374	8,224,183
Depreciation and amortization	(34,051,286)	(47,564,706)	13,513,420	28%	(807,676)	14,321,096
Interest expense	(20,279,374)	(20,628,159)	348,785	2%	309,131	39,654
General and administrative expenses	(14,066,611)	(11,705,698)	(2,360,913)	(20)%	3,427	(2,364,340)
Gain on sale of real estate, net	—	1,392,434	(1,392,434)	(100)%	(1,392,434)	—
Interest income	49,382	165,495	(116,113)	(70)%	381	(116,494)
Insurance proceeds in excess of losses incurred	375,931	112,342	263,589	235%	—	263,589
Equity in loss from unconsolidated joint venture	—	(16,711)	16,711	100%	—	16,711
Fees and other income from affiliates	1,622,096	390,099	1,231,997	316%	—	1,231,997
Loss on debt extinguishment	—	(621,451)	621,451	100%	621,451	—
Net loss	$(11,646,149)	$(37,758,065)	$26,111,916	69%

NOI(3)	$54,703,713	$46,519,021	$8,184,692	18%
FFO(4)	$22,246,823	$8,430,520	$13,816,303	164%
MFFO(4)	$25,649,142	$15,217,316	$10,431,826	69%

________________

(1)

Represents the favorable (unfavorable) dollar amount change for the three months ended September 30, 2021, compared to the three months ended September 30, 2020, related to multifamily properties acquired, disposed of, or placed in service, on or after July 1, 2020.

(2)

Represents the favorable (unfavorable) dollar amount change for the three months ended September 30, 2021, compared to the three months ended September 30, 2020, related to multifamily properties and corporate level entities owned by us throughout both periods presented.

(3)

NOI is a non-GAAP financial measure used by investors and our management to evaluate and compare the performance of our properties and to determine trends in earnings. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, interest income and other expense, acquisition costs, certain fees to affiliates, depreciation and amortization expense and gains or losses from the sale of our properties and other gains and losses as stipulated by GAAP, the level of capital expenditures and leasing costs, all of which are significant economic costs. For additional information on how we calculate NOI and a reconciliation of NOI to net loss, see “—Net Operating Income.”

(4)

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical

PART I — FINANCIAL INFORMATION (continued)

cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, established the measurement tool of FFO. Since its introduction, FFO has become a widely used non-GAAP financial measure among REITs. Additionally, we use modified funds from operations, or MFFO, as defined by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association), or IPA, as a supplemental measure to evaluate our operating performance. MFFO is based on FFO but includes certain adjustments we believe are necessary due to changes in accounting and reporting under GAAP since the establishment of FFO. Neither FFO nor MFFO should be considered as alternatives to net loss or other measurements under GAAP as indicators of our operating performance, nor should they be considered as alternatives to cash flow from operating activities or other measurements under GAAP as indicators of liquidity. For additional information on how we calculate FFO and MFFO and a reconciliation of FFO and MFFO to net loss, see “—Funds From Operations and Modified Funds From Operations.”

Net loss

For the three months ended September 30, 2021, we had a net loss of $11,646,149 compared to a net loss of $37,758,065 for the three months ended September 30, 2020. The decrease in net loss of $26,111,916 over the comparable prior year period was due to the increase in total revenues of $6,971,385, the decrease in real estate taxes and insurance of $115,545, the decrease in fees to affiliates of $8,445,557, the decrease in depreciation and amortization expense of $13,513,420, the decrease in interest expense of $348,785, the increase in insurance proceeds in excess of losses incurred of $263,589, the decrease in loss from unconsolidated joint venture of $16,711, the increase in fees and other income from affiliates of $1,231,997 and the decrease in loss on debt extinguishment of $621,451, partially offset by the increase in operating, maintenance and management expenses of $1,547,064, the increase in general and administrative expenses of $2,360,913, the decrease in gain on sale of real estate, net of $1,392,434 and the decrease in interest income of $116,113.

Total revenues

Total revenues were $90,641,893 for the three months ended September 30, 2021, compared to $83,670,508 for the three months ended September 30, 2020. The increase of $6,971,385 was primarily due to an increase in occupancy from 95.9% as of September 30, 2020 to 96.5% as of September 30, 2021 coupled with an increase in average monthly rents from $1,172 to $1,237 during the same period. We also experienced an increase of $5,787,452 in total revenues at the multifamily properties held throughout both periods as a result of ordinary monthly rent increases and the completion of value-enhancement projects.

Operating, maintenance and management expenses

Operating, maintenance and management expenses for the three months ended September 30, 2021, were $23,114,563 compared to $21,567,499 for the three months ended September 30, 2020. The increase of $1,547,064 was primarily due to increases in payroll, information technology related expenses and repairs and maintenance during the three months ended September 30, 2021 compared to the same prior year period.

Real estate taxes and insurance

Real estate taxes and insurance expenses were $12,819,459 for the three months ended September 30, 2021, compared to $12,935,004 for the three months ended September 30, 2020. The decrease of $115,545 was primarily due to successful challenges to the assessed real estate tax values at certain properties in our portfolio.

Fees to affiliates

PART I — FINANCIAL INFORMATION (continued)

Fees to affiliates were $4,158 for the three months ended September 30, 2021, compared to $8,449,715 for the three months ended September 30, 2020. The net decrease of $8,445,557 was primarily due to the elimination of investment management fees, property management fees, loan coordination fees and the reimbursement of onsite personnel as a result of the Internalization Transaction.

Depreciation and amortization

Depreciation and amortization expenses were $34,051,286 for the three months ended September 30, 2021, compared to $47,564,706 for the three months ended September 30, 2020. The decrease of $13,513,420 was primarily due to the net decrease in tenant origination and absorption costs acquired in connection with the Mergers, subsequently amortized since September 30, 2020. We expect these amounts to increase slightly in future periods as a result of anticipated future enhancements to our real estate portfolio.

Interest expense

Interest expense for the three months ended September 30, 2021, was $20,279,374 compared to $20,628,159 for the three months ended September 30, 2020. The decrease of $348,785 was primarily due to the decrease in interest expense incurred during the three months ended September 30, 2021 from the sale of one multifamily property during the three months ended September 30, 2020 and the sale of one multifamily property since September 30, 2020.

Included in interest expense is the amortization of deferred financing costs of $548,726 and $573,078, net unrealized loss from the change in fair value of interest rate cap agreements of $40,902 and $29,093, interest on capital leases of $65 and $47, amortization of net loan premiums and discounts of $(428,434) and $(431,387), credit facility commitment fees of $32,861 and $0, net of capitalized interest of $284,511 and $313,902 and interest on construction loans of $64,120 and $0, for the three months ended September 30, 2021 and 2020, respectively. The capitalized interest is included in real estate on the consolidated balance sheets. Our interest expense in future periods will vary based on the impact of changes to LIBOR or the adoption of a replacement to LIBOR, our level of future borrowings, which will depend on the availability and cost of debt financing and the opportunity to acquire real estate and real estate-related investments meeting our investment objectives.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2021, were $14,066,611 compared to $11,705,698 for the three months ended September 30, 2020. These general and administrative costs consisted primarily of payroll costs, legal fees, IT related expenses, audit fees, other professional fees and independent director compensation. The increase of $2,360,913 was primarily due to an increase of $2,364,340 in general and administrative expenses predominantly due to payroll costs for the acquired personnel as a result of the Internalization Transaction.

Gain on sale of real estate

Gain on sale of real estate for the three months ended September 30, 2021, was $0 compared to $1,392,434 for the three months ended September 30, 2020. The change in gain on sale of real estate consisted of no gain recognized during the three months ended September 30, 2021, compared to the gain on sale from the disposition of one multifamily property at a sales price of $49,500,000 during the three months ended September 30, 2020. Our gain on sales of real estate, computed as the sales price, net of the carrying value of the real estate, selling expenses, and other ancillary costs, will vary in future periods based on the opportunity to sell properties and real estate-related investments.

PART I — FINANCIAL INFORMATION (continued)

Interest income

Interest income for the three months ended September 30, 2021, was $49,382 compared to $165,495 for the three months ended September 30, 2020. Interest income consisted of interest earned on our cash, cash equivalents and restricted cash deposits. In general, we expect interest income to fluctuate with the change in our cash, cash equivalents and restricted cash deposits.

Insurance proceeds in excess of losses incurred

Insurance proceeds in excess of losses incurred for the three months ended September 30, 2021, was $375,931 compared to $112,342 for the three months ended September 30, 2020. In general, we expect insurance proceeds in excess of losses incurred to be correlated to the volume and severity of insurance related incidents at our multifamily properties.

Equity in loss from unconsolidated joint venture

Equity in loss from unconsolidated joint venture for the three months ended September 30, 2021, was $0 compared to $16,711 for the three months ended September 30, 2020. Upon consummation of the SIR Merger on March 6, 2020, we acquired a 10% interest in a joint venture. Our investment in the joint venture had been accounted for as an unconsolidated joint venture under the equity method of accounting. On July 16, 2020, we sold our joint venture interest. See Note 5 (Investment in Unconsolidated Joint Venture) to our consolidated financial statements in this Quarterly Report for details.

Fees and other income from affiliates

Fees and other income from affiliates for the three months ended September 30, 2021, was $1,622,096 compared to $390,099 for the three months ended September 30, 2020. The increase of $1,231,997 was primarily income earned pursuant to the SRI Property Management Agreements and Construction Management Agreements with affiliates of our former sponsor and the Transition Services Agreement entered into in connection with the Internalization Transaction. See Note 10 (Related Party Arrangements) to our consolidated financial statements in this Quarterly Report for details.

Loss on debt extinguishment

Loss on debt extinguishment for the three months ended September 30, 2021, was $0 compared to $621,451 for the three months ended September 30, 2020. The expenses incurred during the three months ended September 30, 2020 consisted of prepayment penalty and the expenses of the unamortized deferred financing costs related to the repayment and extinguishment of the debt in connection with the sale of one multifamily property during the three months ended September 30, 2020. The loss on debt extinguishment will vary in future periods if we repay the remaining outstanding principal prior to the scheduled maturity dates of the notes payable.

Consolidated Results of Operations for the Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

The following table summarizes the consolidated results of operations for the nine months ended September 30, 2021 and 2020:

	For the Nine Months Ended September 30,				$ Change Due to Acquisitions or Dispositions(1)	$ Change Due to Properties Held Throughout Both Periods and Corporate Level Activity(2)
	2021	2020	Change $	Change %
Total revenues	$259,424,343	$217,680,042	$41,744,301	19%	$34,555,616	$7,188,685
Operating, maintenance and management	(65,213,378)	(53,783,824)	(11,429,554)	(21)%	(8,806,436)	(2,623,118)
Real estate taxes and insurance	(41,263,876)	(35,346,220)	(5,917,656)	(17)%	(4,903,263)	(1,014,393)
Fees to affiliates	(12,708)	(30,586,344)	30,573,636	100%	12,731,112	17,842,524
Depreciation and amortization	(101,203,302)	(129,596,268)	28,392,966	22%	25,022,865	3,370,101
Interest expense	(60,174,405)	(54,734,431)	(5,439,974)	(10)%	(6,272,206)	832,232
General and administrative expenses	(37,128,402)	(19,408,854)	(17,719,548)	(91)%	355,536	(18,075,084)
Impairment of real estate	—	(5,039,937)	5,039,937	100%	5,039,937	—
Gain on sale of real estate, net	—	12,777,033	(12,777,033)	(100)%	(12,777,033)	—
Interest income	252,450	553,011	(300,561)	(54)%	(148,159)	(152,402)
Insurance proceeds in excess of losses incurred	511,291	236,754	274,537	116%	468,755	(194,218)
Equity in loss from unconsolidated joint venture	—	(3,020,111)	3,020,111	100%	3,020,111	—
Fees and other income from affiliates	4,651,364	390,099	4,261,265	1,092%	—	4,261,265
Loss on debt extinguishment	—	(621,451)	621,451	100%	621,451	—
Net loss	$(40,156,623)	$(100,500,501)	$60,343,878	60%

NOI(3)	$152,940,297	$120,351,797	$32,588,500	27%
FFO(4)	$60,439,823	$24,993,259	$35,446,564	142%
MFFO(4)	$64,701,030	$33,162,084	$31,538,946	95%

________________

(1)

Represents the favorable (unfavorable) dollar amount change for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, related to multifamily properties acquired, disposed of, or placed in service, on or after January 1, 2020.

(2)

Represents the favorable (unfavorable) dollar amount change for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, related to multifamily properties and corporate level entities owned by us throughout both periods presented.

(3)	See “—Net Operating Income” below for a reconciliation of NOI to net loss.
(4)	See “—Funds From Operations and Modified Funds From Operations” below for a reconciliation of FFO and MFFO to net loss.

Net loss

For the nine months ended September 30, 2021, we had a net loss of $40,156,623 compared to $100,500,501 for the nine months ended September 30, 2020. The decrease in net loss of $60,343,878 over the comparable prior year

PART I — FINANCIAL INFORMATION (continued)

period was due to an increase in total revenues of $41,744,301, a decrease in fees to affiliates of $30,573,636, a decrease in depreciation and amortization expense of $28,392,966, a decrease in impairment of real estate of $5,039,937, an increase in insurance proceeds in excess of losses incurred of $274,537, a decrease in equity in loss from unconsolidated joint venture of $3,020,111, an increase in fees and other income from affiliates of $4,261,265 and a decrease in loss on debt extinguishment of $621,451, partially offset by an increase in operating, maintenance and management expenses of $11,429,554, an increase in real estate taxes and insurance of $5,917,656, an increase in interest expense of $5,439,974, an increase in general and administrative expenses of $17,719,548, a decrease in gain on sale of real estate, net of $12,777,033, and a decrease in interest income of $300,561.

Total revenues

Total revenues were $259,424,343 for the nine months ended September 30, 2021, compared to $217,680,042 for the nine months ended September 30, 2020. The increase of $41,744,301 was primarily due to the increase in total revenues of $34,555,616 due to the increase in the number of properties in our portfolio, primarily from the Mergers, which experienced a full nine months of operations in 2021. In addition, we experienced an increase of $7,188,685 in total revenues at the multifamily properties held throughout both periods as a result of an increase in occupancy, ordinary monthly rent increases and the completion of value-enhancement projects.

Operating, maintenance and management expenses

Operating, maintenance and management expenses were $65,213,378 for the nine months ended September 30, 2021, compared to $53,783,824 for the nine months ended September 30, 2020. The increase of $11,429,554 was primarily due to the increase in the number of properties in our portfolio, primarily from the Mergers, which experienced a full nine months of operations in 2021. In addition, we experienced an increase of $2,623,118 in operating, maintenance and management expenses at the multifamily properties held throughout both periods due to increases in payroll, information technology related expenses, utilities, repairs and maintenance and turnover costs.

Real estate taxes and insurance

Real estate taxes and insurance expenses were $41,263,876 for the nine months ended September 30, 2021, compared to $35,346,220 for the nine months ended September 30, 2020. The increase of $5,917,656 was primarily due to the increase in the number of properties in our portfolio, primarily from the Mergers, which experienced a full nine months of operations in 2021. In addition, we experienced an increase of $1,014,393 in real estate taxes and insurance expenses at the multifamily properties held throughout both periods.

Fees to affiliates

Fees to affiliates were $12,708 for the nine months ended September 30, 2021, compared to $30,586,344 for the nine months ended September 30, 2020. The decrease of $30,573,636 was primarily due to the elimination of investment management fees, property management fees, loan coordination fees and the reimbursement of onsite personnel as a result of costs savings in connection with the Internalization Transaction.

PART I — FINANCIAL INFORMATION (continued)

Depreciation and amortization

Depreciation and amortization expenses were $101,203,302 for the nine months ended September 30, 2021, compared to $129,596,268 for the nine months ended September 30, 2020. The decrease of $28,392,966 was primarily due to the net decrease in tenant origination and absorption costs acquired in connection with the Mergers, subsequently amortized since September 30, 2020. In addition, we experienced a decrease of $3,370,101 in depreciation expenses at the properties held throughout both periods. We expect these amounts to increase slightly in future periods as a result of anticipated future enhancements to our real estate portfolio.

Interest expense

Interest expense for the nine months ended September 30, 2021, was $60,174,405 compared to $54,734,431 for the nine months ended September 30, 2020. The increase of $5,439,974 was due to the increase in the number of properties in our portfolio, primarily from the Mergers, and entering into the PNC MCFA in June 2020, which experienced a full nine months of expense in 2021.

Included in interest expense is the amortization of deferred financing costs of $1,646,291 and $1,382,954, net, unrealized loss on derivative instruments of $39,699 and $56,287, amortization of net debt premiums of $(1,269,484) and $(959,827), interest on capital leases of $258 and $47, closing costs associated with the refinancing of debt of $0 and $42,881, credit facility commitment fees of $98,852 and $0, net of capitalized interest of $844,577 and $576,521 and interest on construction loans of $69,515 and $0, for the nine months ended September 30, 2021 and 2020, respectively. The capitalized interest is included in real estate held for development on the consolidated balance sheets. Our interest expense in future periods will vary based on the impact of changes to LIBOR or the adoption of a replacement to LIBOR, our level of future borrowings, which will depend on the availability and cost of debt financing and the opportunity to acquire real estate and real estate-related investments meeting our investment objectives.

General and administrative expenses

General and administrative expenses for the nine months ended September 30, 2021, were $37,128,402 compared to $19,408,854 for the nine months ended September 30, 2020. These general and administrative expenses consisted primarily of payroll costs, legal fees, IT related expenses, insurance premiums, audit fees, other professional fees and independent director compensation. The increase of $17,719,548 was primarily due to an increase of $18,075,084 in general and administrative expenses predominantly due to payroll costs for the acquired personnel as a result of the Internalization Transaction, partially offset by the $355,536 change in general and administrative expenses related to properties acquired and or disposed of since September 30, 2020.

Impairment of real estate assets

Impairment charges of real estate assets for the nine months ended September 30, 2021, were $0 compared to $5,039,937 for the nine months ended September 30, 2020. The decrease in impairment charge of $5,039,937 resulted from our efforts to actively market two multifamily properties for sale at disposition prices that were less than their carrying values during the nine months ended September 30, 2020. No impairment charges were recorded during the nine months ended September 30, 2021.

Gain on sale of real estate

Gain on sale of real estate for the nine months ended September 30, 2021, was $0 compared to $12,777,033 for the nine months ended September 30, 2020. The decrease in gain on sale of real estate was due to the gain

PART I — FINANCIAL INFORMATION (continued)

recognized on the disposition of one multifamily property during the nine months ended September 30, 2020, compared to the disposition of no multifamily properties during the nine months ended September 30, 2021. Our gain on sale of real estate in future periods will vary based on the opportunity to sell properties and real estate-related investments.

Interest income

Interest income for the nine months ended September 30, 2021, was $252,450 compared to $553,011 for the nine months ended September 30, 2020. Interest income consisted of interest earned on our cash, cash equivalents and restricted cash deposits. In general, we expect interest income to fluctuate with the change in our cash, cash equivalents and restricted cash deposits.

PART I — FINANCIAL INFORMATION (continued)

Insurance proceeds in excess of losses incurred

Insurance proceeds in excess of losses incurred for the nine months ended September 30, 2021, was $511,291 compared to $236,754 for the nine months ended September 30, 2020. In general, we expect insurance proceeds in excess of losses incurred to be correlated to the volume and severity of insurance related incidents at our multifamily properties.

Equity in loss from unconsolidated joint venture

Equity in loss from unconsolidated joint venture for the nine months ended September 30, 2021, was $0 compared to $3,020,111 for the nine months ended September 30, 2020. Upon consummation of the SIR Merger on March 6, 2020, we acquired a 10% interest in a joint venture. Our investment in the joint venture had been accounted for as an unconsolidated joint venture under the equity method of accounting. On July 16, 2020, we sold our joint venture interest. See Note 5 (Investment in Unconsolidated Joint Venture) to our consolidated financial statements in this Quarterly Report for details.

Fees and other income from affiliates

Fees and other income from affiliates for the nine months ended September 30, 2021, was $4,651,364 compared to $390,099 for the nine months ended September 30, 2020. The increase of $4,261,265 was solely due to income earned pursuant to the SRI Property Management Agreements and Construction Management Agreements with affiliates of our former sponsor and the Transition Services Agreement entered into in connection with the Internalization Transaction. See Note 10 (Related Party Arrangements) to our consolidated financial statements in this Quarterly Report for details.

Loss on debt extinguishment

Loss on debt extinguishment for the nine months ended September 30, 2021, was $0 compared to $621,451 for the nine months ended September 30, 2020. The expenses incurred during the nine months ended September 30, 2020 consisted of prepayment penalty and the expenses of the unamortized deferred financing costs related to the repayment and extinguishment of the debt in connection with the sale of one multifamily property during the nine months ended September 30, 2020. The loss on debt extinguishment will vary in future periods if we repay the remaining outstanding principal prior to the scheduled maturity dates of the notes payable.

Property Operations for the Three Months Ended September 30, 2021, Compared to the Three Months Ended September 30, 2020

For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store.” A “same-store” property is a property that was owned at July 1, 2020. A “non-same-store” property is a property that was acquired, placed into service or disposed of after July 1, 2020. As of September 30, 2021, 68 of our properties were categorized as same-store properties.

The following table presents the same-store results from operations for the three months ended September 30, 2021 and 2020:

	For the Three Months Ended September 30,
	2021	2020	Change $	Change %
Same-store properties:
Revenues	$87,552,950	$81,765,498	$5,787,452	7.1%
Operating expenses(1)	34,426,783	36,136,366	(1,709,583)	(4.7)%
Net operating income	53,126,167	45,629,132	7,497,035	16.4%

Non-same-store properties:
Net operating income	1,577,546	889,889	687,657

Total Net operating income(2)	$54,703,713	$46,519,021	$8,184,692

________________

(1)

Same-store operating expenses include operating, maintenance and management expenses, real estate taxes and insurance, certain fees to affiliates and property-level general and administrative expenses.

(2)	See “—Net Operating Income” below for a reconciliation of NOI to net loss.

Net Operating Income

Same-store net operating income for the three months ended September 30, 2021, was $53,126,167 compared to $45,629,132 for the three months ended September 30, 2020. The 16.4% increase in same-store net operating income was a result of a 7.1% increase in same-store rental revenues and a 4.7% decrease in same-store operating expenses.

Revenues

Same-store revenues for the three months ended September 30, 2021, were $87,552,950 compared to $81,765,498 for the three months ended September 30, 2020. The 7.1% increase in same-store revenues was primarily a result of an increase in same-store occupancy from 95.9% as of September 30, 2020, to 96.6% as of September 30, 2021 and increases in average monthly rents from $1,174 as of September 30, 2020 to $1,232 as of September 30, 2021.

Operating Expenses

Same-store operating expenses for the three months ended September 30, 2021, were $34,426,783 compared to $36,136,366 for the three months ended September 30, 2020. The decrease in same-store operating expenses was primarily attributable to a decrease in property management fees as a result of the Internalization Transaction in addition to a decrease in real estate taxes as a result of successful challenges to assessed property values and a decrease in property related general and administrative expenses, partially offset by increases in insurance and repairs and maintenance costs during the three months ended September 30, 2021, compared to the three months ended September 30, 2020.

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties, to determine trends in earnings and to compute the fair

PART I — FINANCIAL INFORMATION (continued)

value of our properties as it is not affected by (1) the cost of funds, (2) acquisition costs as applicable, (3) non-operating fees to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) general and administrative expenses (including excess property insurance) and non-operating other gains and losses that are specific to us or (6) impairment of real estate assets or other investments. The cost of funds is eliminated from net income (loss) because it is specific to our particular financing capabilities and constraints. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital which may have changed or may change in the future. Acquisition costs and non-operating fees to affiliates are eliminated because they do not reflect continuing operating costs of the property owner.

Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our multifamily properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased as a result of changes in overall economic conditions instead of from actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases or sales. We believe that eliminating these costs from net income (loss) is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating our properties as well as trends in occupancy rates, rental rates and operating costs.

However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, interest income and other expense, acquisition costs as applicable, certain fees to affiliates, depreciation and amortization expense and gains or losses from the sale of properties, impairment charges and non-operating other gains and losses as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. NOI may fail to capture significant trends in these components of net income which further limits its usefulness.

NOI is a measure of the operating performance of our properties but does not measure our performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income (loss) computed in accordance with GAAP and discussions elsewhere in “—Results of Operations” regarding the components of net income (loss) that are eliminated in the calculation of NOI. Other companies may use different methods for calculating NOI or similarly entitled measures and, accordingly, our NOI may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

The following is a reconciliation of our NOI to net loss for the three and nine months ended September 30, 2021 and 2020 computed in accordance with GAAP:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(11,646,149)	$(37,758,065)	$(40,156,623)	$(100,500,501)
Fees to affiliates(1)	—	5,648,468	—	21,143,650
Depreciation and amortization	34,051,286	47,564,706	101,203,302	129,596,268
Interest expense	20,279,374	20,628,159	60,174,405	54,734,431
Loss on debt extinguishment	—	621,451	—	621,451
General and administrative expenses	14,066,611	11,705,698	37,128,402	19,408,854
Gain on sale of real estate	—	(1,392,434)	—	(12,777,033)
Other gains(2)	(425,313)	(277,837)	(763,741)	(789,765)
Adjustments for investment in unconsolidated joint venture(3)	—	163,001	—	1,816,220
Other-than-temporary impairment of investment in unconsolidated joint venture(4)	—	—	—	2,442,411
Impairment of real estate(5)	—	—	—	5,039,937
Fees and other income from affiliates(6)	(1,622,096)	(390,099)	(4,651,364)	(390,099)
Affiliated rental revenue(7)	—	5,973	5,916	5,973
Net operating income	$54,703,713	$46,519,021	$152,940,297	$120,351,797

_______________

(1)

Fees to affiliates for the three and nine months ended September 30, 2021, exclude property management fees of $4,158 and $12,708, respectively, that are included in NOI. Fees to affiliates for the three and nine months ended September 30, 2020, exclude property management fees of $1,618,611 and $5,484,468 and other reimbursements of $1,182,636 and $3,958,226, respectively, that are included in NOI.

(2)	Other gains for the three and nine months ended September 30, 2021 and 2020, include non-recurring insurance claim recoveries and interest income that are not included in NOI.

(3)  Reflects adjustment to add back our noncontrolling interest share of the adjustments to reconcile our net loss attributable to common stockholders to NOI for our equity investment in the unconsolidated joint venture, which principally consisted of depreciation, amortization and interest expense incurred by the joint venture as well as the amortization of outside basis difference. The adjustment for investment in unconsolidated joint venture also includes a gain on sale of the investment in unconsolidated joint venture of $66,802 for the three and nine months ended September 30, 2020.

(4)  Reflects adjustment to add back an other-than-temporary impairment of $2,442,411 in the nine months ended September 30, 2020 related to our investment in BREIT Steadfast MF JV LP (our “Joint Venture”). See Note 5 (Investment in Unconsolidated Joint Venture) to our consolidated unaudited financial statements in this Quarterly Report for details.

(5)  Reflects adjustments to add back impairment charges in the nine months ended September 30, 2020 related to our efforts to actively market two multifamily properties for sale at disposition prices that were less than their carrying values.

(6)  Reflects adjustment to exclude income earned pursuant to the Transition Services Agreement, Property Management Agreements and Construction Management Agreements entered into in connection with the Internalization Transaction.

PART I — FINANCIAL INFORMATION (continued)

(7)  Reflects adjustment to add back rental revenue earned from a consolidated entity following the Internalization Transaction that represent intercompany transactions that are eliminated in consolidation.

PART I — FINANCIAL INFORMATION (continued)

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP financial measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in December 2018, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and non-cash impairment charges of real estate related investments, plus real estate related depreciation and amortization, cumulative effects of accounting changes and after adjustments for unconsolidated partnerships and joint ventures. According to the White Paper, while the majority of equity REITs measure FFO in accordance with NAREIT’s definition, there are variations in the securities to which the reported NAREIT-defined FFO applies (e.g., all equity securities, all common shares, all common shares less shares held by non-controlling interests). While each of these metrics may represent FFO as defined by NAREIT, accurate labeling with respect to applicable securities is important, particularly as it relates to the labeling of the FFO metric and in the reconciliation of GAAP net income (loss) to FFO.

In calculating FFO, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and

PART I — FINANCIAL INFORMATION (continued)

administrative expenses, and interest costs, which may not be immediately apparent from net income. We adopted Accounting Standards Update, or ASU, 2016-02, Leases, or ASU 2016-02 on January 1, 2019, which requires us, as a lessee, to recognize a liability for obligations under a lease contract and a right-of-use, or ROU, asset. The carrying amount of the ROU asset is amortized over the term of the lease. Because we have no ownership rights (current or residual) in the underlying asset, NAREIT concluded that the amortization of the ROU asset should not be added back to GAAP net income (loss) in calculating FFO. This amortization expense is included in FFO. The White Paper also states that non-real estate depreciation and amortization such as computer software, company office improvements, furniture and fixtures, and other items commonly found in other industries are required to be recognized as expenses by GAAP in the calculation of net income and, similarly, should be included in FFO.

However, FFO, and MFFO as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation.

Due to the above factors and other unique features of publicly registered, non-listed REITs, the IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a public, non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that are not capitalized, as discussed below, and affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the public, non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP financial measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice

PART I — FINANCIAL INFORMATION (continued)

Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. We do not retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

Our MFFO calculation complies with the Practice Guideline described above, except with respect to certain acquisition fees and expenses as discussed below. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Historically under GAAP, acquisition fees and expenses were characterized as operating expenses in determining operating net income. However, pursuant to Accounting Standards Codification, or ASC 805-50, Business Combinations — Related Issues, or ASC 805, acquisition fees and expenses are capitalized and depreciated under certain conditions. Prior to the completion of the Internalization Transaction, these expenses were paid in cash by us. All paid acquisition fees and expenses had negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties were generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. The acquisition of properties, and the corresponding acquisition fees and expenses, was the key operational feature of our business plan to generate operational income and cash flow to fund distributions to our stockholders. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

Our management uses MFFO and the adjustments used to calculate MFFO in order to evaluate our performance against other public, non-listed REITs with varying targeted exit strategies. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate MFFO allow us to present our performance in a manner that reflects certain characteristics that are unique to public, non-listed REITs, such as defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. By excluding expensed acquisition costs, that are not capitalized, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market

PART I — FINANCIAL INFORMATION (continued)

conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance to that of other public, non-listed REITs, although it should be noted that not all public, non-listed REITs calculate FFO and MFFO the same way, so comparisons with other public, non-listed REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO or MFFO accordingly.

Our calculation of FFO and MFFO is presented in the following table for the three and nine months ended September 30, 2021 and 2020:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of net loss to MFFO:
Net loss	$(11,646,149)	$(37,758,065)	$(40,156,623)	$(100,500,501)
Depreciation of real estate assets	33,320,641	33,055,972	99,073,405	89,122,949
Amortization of lease-related costs(1)	572,331	14,431,485	1,523,041	40,392,592
Gain on sale of real estate, net	—	(1,392,434)	—	(12,777,033)
Impairment of real estate(2)	—	—	—	5,039,937
Impairment of unconsolidated joint venture(3)	—	—	—	2,442,411
Adjustments for investment in unconsolidated joint venture(4)	—	93,562	—	1,272,904
FFO	22,246,823	8,430,520	60,439,823	24,993,259
Acquisition fees and expenses(5)(6)	3,363,088	6,137,923	4,226,522	7,495,352
Unrealized loss on derivative instruments	40,902	29,093	39,699	56,287
Loss on debt extinguishment	—	621,451	—	621,451
Amortization of below market leases	(1,671)	(1,671)	(5,014)	(4,265)
MFFO	$25,649,142	$15,217,316	$64,701,030	$33,162,084

________________

(1)

Amortization of lease-related costs for the three and nine months ended September 30, 2021 and 2020, exclude amortization of operating lease ROU assets of $3,367 and $10,101 and $3,367 and $6,845, respectively, and

PART I — FINANCIAL INFORMATION (continued)

exclude the amortization of Property Management Agreements acquired in connection with the Internalization Transaction of $138,890 and $552,512 and $71,392 and $71,392, respectively, that are included in FFO.

(2)

Reflects adjustments to add back impairment charges in the nine months ended September 30, 2020 related to our efforts to actively market two multifamily properties for sale at disposition prices that were less than their carrying values during the nine months ended September 30, 2020.

(3)

Reflects adjustments to add back impairment charges in the nine months ended September 30, 2020 related to our investment in our Joint Venture. See Note 5 (Investment in Unconsolidated Joint Venture) to our consolidated unaudited financial statements in this Quarterly Report for details.

(4)

Reflects adjustments to add back our noncontrolling interest share of the adjustments to reconcile our net loss attributable to common stockholders to FFO for our equity investment in the unconsolidated joint venture, which principally consisted of depreciation and amortization incurred by the joint venture as well as the amortization of outside basis difference and a gain on sale of the investment in unconsolidated joint venture of $66,802 for the three and nine months ended September 30, 2020.

(5)

By excluding expensed acquisition costs that are not capitalized, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Former Advisor or third parties and are capitalized and depreciated under certain conditions. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. The acquisition of properties, and the corresponding acquisition fees and expenses, is the key operational feature of our business plan to generate operational income and cash flow to fund distributions to our stockholders.

(6)

Acquisition fees and expenses for the three and nine months ended September 30, 2021 and 2020 include acquisition expenses of $3,363,088 and $4,226,522 and $6,137,923 and $7,495,352, respectively, which did not meet the criteria for capitalization under ASC 805, and were recorded in general and administrative expenses in the accompanying consolidated statements of operations. These expenses largely pertained to professional services fees incurred in connection with the ongoing pursuit of strategic alternatives and the acquisition expenses related to real estate projects which did not come to fruition.

FFO and MFFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO and MFFO, such as tenant improvements, building improvements and deferred leasing costs.

Related-Party Transactions and Agreements

We have entered into agreements with our Former Sponsor and its affiliates, including in connection with the Internalization Transaction. Prior to the Internalization Transaction, we paid certain fees to, or reimbursed certain expenses of, paid other consideration for the performance of services provided to our Former Advisor or its affiliates for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. See Note 10 (Related Party Arrangements) to the consolidated financial statements included in this Quarterly Report for a discussion of the various related-party transactions, agreements and fees.